LICENSE AGREEMENT


THIS LICENSE AGREEMENT ("Agreement") is made effective and entered into as of this ____ day of ___________, 2003, by and between ADVANCED FUEL TECHNOLOGIES, INC. (AFT) a corporation organized under the laws of Nevada and having its principal place of business at ________________________________, and EMISSION
CONTROLS CORP (ECC), a Delaware corporation, having its principal place of business at 3150 SW 42nd Avenue, Palm City, FL 34990.

WHEREAS, ECC has the right to grant licenses for the manufacturing, marketing, sales and distribution of the Licensed
Technology (as defined below) developed by ECC; and

WHEREAS, ECC shall delegate and monitor the manufacturing responsibilities of the Licensed Technology World-wide; and

WHEREAS, ECC is willing to grant an exclusive license to AFT subject to certain conditions precedent set forth below.

NOW, THEREFORE, in consideration of the premises and of the covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

SECTION 1.0

DEFINITIONS

Unless otherwise defined in the body of this Agreement, terms with initial capital letters shall have the meaning specified in this Section 1.0.

1.1 "Affiliate" means any person, partnership, joint venture, corporation or other form of enterprise, domestic or foreign, including, but not limited to, subsidiaries, which directly or indirectly control, are controlled by, or are under common control with ECC and AFT.

1.2 "Documentation" means all materials, documentation, specifications, technical manuals, user manuals, manufacturing requirements, installation information, materials lists, flow diagrams, and other written information about a Licensed Technology, that is either, from time to time, provided by ECC to AFT or published by ECC, which describes the function and use of the Licensed Technology.

1.3 "Confidential Information" means all technical or business information, including but not limited to Documentation related to the Licensed Technology provided hereunder, financial data, business plans, customer lists, and any other information which is:

a.	disclosed by ECC to AFT and designated as confidential at
the time of disclosure; or

b.	disclosed by ECC in any other manner and identified as
confidential at the time of disclosure and/or subsequently summarized and designated as confidential in a written memorandum delivered to AFT within thirty (30) days after the disclosure.

c.	disclosed by AFT to ECC and designated as confidential at
the time of
disclosure; or

d.	disclosed by AFT in any other manner and identified as
confidential at the time of disclosure and/or subsequently summarized and designated as confidential in written memorandum and delivered to ECC.

1.4  	"Design Information" shall mean the structured
design information of the Licensed Technology, which includes design parameters and parts design but not the assembling and manufacturing know-how.

1.5  	"Licensed Technology" means NRFR as provided herein.

1.6  	"Manufactured Product" means all products
manufactured, utilizing the Licensed Technology, by anyone, anywhere in the world.

1.7       "Manufactured Costs" means the following:
1.     Cost per invoices from out sourced part
fabricator, together with;
2.	  Cost of assembling and packaging of said
parts.
a.	Cost of assembling shall be
determined by cost, personnel and space
divided by number of units assembled.
b.	Cost of packaging shall be determined
by materials, personnel and space
divided by the number of units packaged.

1.8 "Net Sales Price" means the amount received in cash for the sale of an NRFR less proportionate allowance for discounts and returns.

1.9 "NRFR" means Natural Resource Fuel Reformer technology owned by ECC and all current and future applications, modifications and enhancements thereto. The NRFR, as it pertains to this Agreement, is for application to automobiles, SUV's, light trucks, marine and recreational vehicles powered by gasoline internal combustion engines.

1.10 "Product Fee" means that fee which is due and payable for each NRFR and/or NRFR technology products sold by AFT.

1.11	"License Fee" means that fee which is due and payable for
the license granted under this Agreement.

1.12	"Recreational Vehicle" means all those vehicles described
as motor-homes and manufactured by such companies as Coachman, Gulfstream, Monaco and others.

1.13	"ECC Patents" means any and all U.S. and/or foreign
patents, continuations, divisions, provisional patent applications which cover in whole or in part the NRFR Licensed
Technology owned by ECC, its successors and/or assigns.



SECTION 2.0

CONDITIONS PRECEDENT AND EFFECTIVENESS OF AGREEMENT

2.1 The "Effective Date" of this agreement shall be at the time of signing, subject to the following conditions:

a.	Satisfactory completion to AFT of testing by
Environmental Testing Corporation of the Licensed Technology installed in ECC's test vehicle (1999 Ford Expedition).
Said test results shall comply with Federal Standards for automobile emissions.

i.	ECC will authorize Environmental Testing
Corporation (ETC) to provide AFT investigators
with all test data.
ii.	AFT or its associates may dialogue with Gerard
Galinski or his designates concerning the test results by ETC.

b.	AFT will provide ECC with names and telephone numbers of
people and/or organizations who have expressed interest in investing in AFT for the purposes of acquiring this Licensing Agreement for the manufacturing, marketing, sales and the establishment of a distribution facility for the NRFR in the US.


SECTION 3.0

GRANT OF LICENSE

3.1	On the "Effective Date", ECC agrees to grant AFT and AFT
agrees to accept an exclusive license to market, sell and distribute the Manufactured Product in the United States, including Alaska and Hawaii, subject to termination provisions set forth below. ECC will also grant manufacturing rights to AFT as determined by ECC.

3.2	Further, ECC gives AFT full authority to coordinate and
control the registration, and tracking of any and all Manufactured Product(s) manufactured anywhere in the World.

3.3	AFT will register, track, assemble and ship any and all NRFR
Technology products sold in the United States

a.   Sold by AFT
	b.   Sold by ECC

3.4 AFT acknowledges and agrees that the Licensed Technology is proprietary to ECC, and that the license granted hereunder does not include a grant of title or any security in any intellectual property rights relating to the Licensed Technology.

3.5     AFT acknowledges and agrees that the Recreational Vehicle
(RV) industry is excluded from this Agreement.

a.	ECC shall retain all rights to manufacture and market the
Licensed Technology  to the RV industry.

b.	ECC designates AFT as it's exclusive distributor,
responsible for assembling, packaging, registering, tracking, and maintaining records for warranty and service for the RV industry.

c.	ECC and AFT agree to negotiate a service fee for the
above process.

3.6 If, for any reason, ECC elects not to manufacture and market the Licensed Technology to the R.V. industry, AFT shall have "first right of refusal" to manufacture and market the Licensed Technology to the R.V. industry in the US.

3.7 Recognizing orders will come in from all over the world, in order to accommodate sales and order fulfillment in unlicensed territories, ECC grants AFT the right to fulfill these orders prior to the licensing of other countries, with full disclosure to ECC.

3.8 Further, if Ford Motor Company indicates an interest, in writing, to acquire the NRFR technology and/or to acquire ECC within 120 days from the "Effective Date" of this agreement and prior to the beginning of national marketing by AFT, ECC agrees to so advise AFT, in writing. ECC agrees to pay AFT 10% of any acquisition value received plus a refund of any licensing fees that have been paid by AFT.


3.9 After 120 days from the Effective Date and/or the initialization of national marketing by AFT, ECC agrees to pay
AFT 20% of any amount or value received from Ford Motor Company in the event that Ford Motor Company acquires ECC or the Licensed
Technology up to and including the first 12 months of this agreement plus a refund of any licensing fees paid by AFT.

3.9.1 AFT acknowledges that it will not sell a majority or controlling interest in AFT without ECC's written consent and ECC acknowledges that it will not unreasonably withhold such consent.

3.9.2 ECC will not complete a sale of stock, merger, consolidation, or sale of assets during the term of this
Agreement, unless the purchasing party agrees to be bound in full to the terms of this Agreement with AFT, its successors and assigns.
3.9.3	Other Licenses must carry a prohibition against selling the
"NRFR Technology" in the US.
3.9.4	AFT or any affiliate of AFT is strictly prohibited from
selling the "NRFR Technology" in other licensed areas disclosed to them by ECC.
3.9.5	Further, AFT is strictly prohibited from selling the "NRFR
Technology" in any area outside the US without the express written consent of ECC.

SECTION 4.0

LICENSE FEE

4.1 In consideration of the license set forth in Section 3 above, AFT agrees to pay ECC the following amounts subject to the terms and conditions set forth herein: Fifty Million Dollars
($50,000,000) payable on the following schedule:

a. AFT agrees to pay ECC ($5,000,000) prior to the onset of national marketing, according to the following schedule:

i.	Two Million Dollars ($2,000,000) shall be paid
within sixty (60) days of satisfactory
completion of testing to AFT by Environmental
Testing Corporation of the NRFR installed in ECC's test vehicle (1999 Ford Expedition). Said test results shall comply with Federal Standards for automobile emissions.

ii.	Two Million Dollars ($2,000,000) upon delivery
to AFT of (1) engineering drawings of all parts necessary to complete the NRFR system and to enable manufacturing as determined by AFT and ECC and (2) multiple prototypes (number to be discussed and mutually decided upon).

iii.	One Million Dollars ($1,000,000) at onset of
national marketing by AFT.

4.2   	License Fee and Product Fee payments for each NRFR
Technology product sold by AFT equal to:

a.	License Fee payment shall be the lesser of ten (10%)
percent of the Net Sales Price of each sold NRFR Technology product or sixty ($60) dollars for each sold NRFR Technology product until the total sum of $45,000,000 has been paid, subject to returns and discounts; and

b.  	Product Fee shall be the lesser of six (6%)
percent of the Net Sales Price of each sold NRFR or forty
($40) dollars for each sold NRFR Technology product during the lifetime of this agreement, subject to returns and discounts.

c.	However, if AFT's net profit margins are more than 30%,
an acceleration of the License Fee and an increase of the Product Fee can be scheduled and executed after review by ECC of AFT's profit margins, exclusive of management salaries. Margins shall be reviewed at the end of 3 months, 6 months and every 30 days thereafter at ECC's option.

i.	License Fee shall not exceed $80 for each sold
NRFR.

ii.	Product Fee shall not exceed $50 for each sold
NRFR.

4.3  	AFT shall pay all License Fee payments and Product
Fee payments, on eligible sales, on a prompt basis (monthly or bi-monthly). Sales shall not be eligible for payment until the completed product has been shipped and paid for. Remittances to ECC shall be by automatic transfer to a bank account to be specified by ECC.

4.4  	AFT shall keep accurate records reasonably
necessary in accordance with generally accepted accounting principles to ascertain the amount of License Fee payments and Product Fee payments payable to ECC for each NRFR Technology product sold by AFT.

4.5  	ECC shall have the right, through its internal
auditors or through an independent firm, to make an examination and audit, at least four times per year at AFT's premises, during normal business hours, of AFT's records and accounts as may contain information bearing upon the amounts due hereunder for a period of time up to five (5) years prior to the date of the audit. Prompt adjustments shall be made by the other party for any underpayments or overpayments disclosed by such audits. If any quarterly report understates the compensation due to ECC for any fiscal quarter by more than 5%, AFT shall pay any shortfall within forty-five (45) days of receipt of an invoice, therefore, with itemization.

4.6  	Other than the License Fee payments and Product
Fee payments payable by AFT hereunder, each party shall pay its own sales, use, income, property, withholding, consumption or other taxes duties, tariffs, levies or fees imposed as a result of their participation in this agreement.

SECTION 5.0

TERM AND TERMINATION

5.1	The term of this Agreement shall be for seventeen (17) years commencing upon the Effective Date, unless earlier cancelled or terminated in accordance with the provisions hereof.

5.2	Either party may terminate this Agreement effective
immediately and without liability upon (30) day written notice to the other party if any one of the following events occur:

a.  	The other party files a voluntary
petition in bankruptcy or otherwise seeks protection under any law for the protection from debtors; or

b.  	A proceeding is instituted against
the other party under any provision of any bankruptcy laws which is not dismissed within ninety (90) days; or

c.  	The other party is adjudged a bankrupt; or

d.  	A court assumes jurisdiction of all
or a substantial portion of the assets of the other party under a reorganization law; or

e.  	A trustee or receiver is appointed by a
court for all or a substantial portion of the assets of the other party; or

f.  	The other party becomes insolvent, ceases business; or

g.  	The other party makes an assignment of the
majority of its assets for the benefit of its creditors; or

h.  	The other party admits in writing
its inability to pay its debts as they become due; or

i.  	Performance under this Agreement
violates or conflicts with then current regulation(s) of the U.S. Office of Export Administration and/or applicable U.S.
governmental agencies; or

5.3	If either party materially fails to perform or violates any
obligation pursuant to this Agreement, then, upon thirty (30) day written notice to the breaching party specifying such default
(the "Default Notice"), the non-breaching party may terminate this Agreement, without liability, unless:

a. The breach specified in the Default Notice has been cured within the thirty (30) day period; or

b. 	The default reasonably requires
more than thirty (30) days to correct (specifically excluding any failure to pay money), and the defaulting party has begun substantial corrective action to remedy the default within such thirty (30) day period and diligently pursues such action, in which event, termination shall not be effective unless ninety (90) days have expired from the date of the Default Notice without such corrective action being completed and the default remedied.

5.4	In the event of termination for any reason, or expiration of this Agreement, all amounts due and owing pursuant to this Agreement shall become immediately payable within the normal parameters of closing the business including the conclusion of orders already initiated.

5.5  	Any termination or cancellation hereunder shall be
in addition to any other remedy either party may have at law or in equity.

5.6 	Upon termination or expiration of this Agreement for any
cause and in any manner, the parties shall take the following actions:

i    	AFT shall immediately discontinue
the use of ECC's Licensed Technology and Design
Information on any product.

ii   	Any termination of this Agreement, by
expiration of the term or otherwise, shall not release either party from any of its obligations, liabilities or rights accrued or incurred hereunder up to the date of such termination or rescind or give rise to any right to rescind anything done or any payment made or other consideration given by any party to the other hereunder prior to the time such termination becomes effective.

iii 	AFT shall cease manufacturing,
exporting, importing, distributing and selling said Manufactured Product(s) as soon as is commercially feasible, but not longer than three
(3) months after termination. Notwithstanding the foregoing, AFT shall have the right to fill existing orders and to sell off existing
Manufactured Product(s) then in stock, provided, the sell-off period shall not exceed six (6) months from the date of termination. ECC shall have the right to verify the existence and validity of the existing orders and existing units of the Manufactured Product(s) then in stock upon reasonable notice to AFT.

                                                      SECTION
6.0

      SPECIAL TERMS

6.1 AFT will establish marketing and distribution operations in the U.S. within twelve months of the effective date of this agreement, subject to the following exceptions:

1.	Delays due to regulatory investigations,
inquiries, or testing.
2.	Delays due to legal challenges to patents,
trademarks, performance claims, or other
reasonable related issues.
3.	Delays due to any and all safety issues
relating to the installation and performance of
the NRFR and/or related parts.
4.	Delays due to any reasonable NRFR production
and/or installation issues which AFT and/or ECC agree is cause for adding time to the 12 month window as described.

6.2 AFT and ECC will approve manufacturing sources either domestic and/or foreign as soon as practicable upon availability and receipt of necessary engineering drawings.

6.3 AFT and ECC will, within ninety days (90) days of execution of this License Agreement, agree on the basic parameters, milestones, and the schedule of AFT's Business
Plan.

6.4 AFT and ECC agree that as long as AFT is making good faith efforts to execute its Business Plan, ECC will use its best efforts to support the "Commercial Launch" as described in the Plan.


SECTION 7.0

INTELLECTUAL PROPERTY RIGHTS

7.1  	All right, title and interest in and to all
Licensed Technology, including all modifications, enhancements or derivatives thereof, and all copies of all or any part thereof, and all know-how and all proprietary rights, including all patents, patent applications, copyrights and trade secrets shall at all times be and remain with ECC or its suppliers, as applicable. AFT shall have no ownership rights to any Licensed Technology.

SECTION 8.0

                                                 ADDITIONAL
RESPONSIBILITIES OF AFT AND ECC

8.1 ECC shall provide AFT with engineering drawings, and any enhancements to the product throughout the term of the agreement, including required tolerances and any other quality standards it wishes maintained in the manufacturing process. ECC and AFT will work together to be sure that all outsourced parts will comply with these standards. ECC and AFT will maintain duplicate records of "the manufacturing process" in order to assure continuity and adherence to the established quality controls.

8.2 AFT will provide ECC with copies of all drawings or development changes to the manufacturing process. Further AFT will provide ECC with all drawings and enhancements of the NRFR technology.

8.3 AFT and ECC will work together to provide one another with proof of compliance to all identified quality control and quality assurance standards, and each shall be entitled to inspect all vendor manufacturing operations to verify compliance with such standards.

8.4 AFT agrees not to attempt to "Reverse Engineer" or "Back Engineer" the information supplied by ECC to AFT. AFT shall not attempt any modification or alteration of the technology without written authorization from ECC.

8.5 ECC authorizes AFT to continue engineering to expand the adaptation of the "NRFR Technology" to other vehicle and marine applications beyond those initially defined.

8.6 AFT and ECC agree to continually monitor the costs of manufactured components jointly or separately in order to ascertain the highest quality at the lowest cost. ECC and AFT must both approve the source of the components.

8.7 AFT agrees to always have its assembly processes documented, and its premises, or those of any subcontractors available for inspection by ECC.

8.8 AFT agrees to have the majority of AFT's informational technology available in response to ECC queries with regard to Orders received, Orders backlogged, Orders Shipped, Orders in process and the accompanying financial reconcilements of this information relevant to ECC.


SECTION 9.0

WARRANTIES, REPRESENTATIONS AND INDEMNIFICATIONS

9.1  	ECC and AFT each represent and warrant that they
are duly authorized to enter into this Agreement.

9.2  	NO INDEMNITY WHATSOEVER AGAINST PATENTS,
COPYRIGHTS, TRADEMARKS, TRADE SECRETS OR OTHER INTELLECTUAL PROPERTY, RIGHT IS GRANTED BY EITHER PARTY EXCEPT AS EXPLICITLY SET FORTH HEREIN AND NEITHER PARTY AGREES TO HOLD THE OTHER PARTY HERETO HARMLESS EXCEPT AS OTHERWISE EXPLICITLY PROVIDED HEREIN.

9.3  	ECC PROVIDES THE LICENSED TECHNOLOGY TO AFT ON AN
AS IS BASIS. ECC MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, STATUTORY OR IMPLIED, REGARDING THE LICENSED TECHNOLOGY, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9.4 	ECC SHALL NOT BE LIABLE FOR ANY INDIRECT, SPECIAL,
INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR A LOSS OF PROFITS OR OTHER BENEFITS ARISING OUT OF THIS AGREEMENT, OR OUT OF ANY BREACH HEREOF. ECC MAKES NO WARRANTIES BEYOND THOSE EXPRESSLY CONTAINED HEREIN. ALL OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING THOSE OF FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY ARE EXCLUDED.

9.5	Indemnity

9.5.1	  ECC shall indemnify, defend and hold AFT, its
directors, officers, employees, and affiliates harmless from and against any and all damages incurred or suffered by AFT (and its directors, officers, employees, and affiliates) (excluding incidental or consequential damages suffered or incurred by AFT directly) as a consequence of third party claims or actions based upon:

a. 	any breach of any representation or warranty
made by ECC in this Agreement; and

b. 	any failure to perform duly and punctually
any contract agreement or undertaking on the part of ECC contained in this Agreement.

9.5.2 	 AFT shall indemnify, defend and hold ECC, its
directors, officers, employees, and affiliates harmless from and against any and all damages incurred or suffered by ECC (and its directors, officers, employees, and affiliates) (excluding incidental or consequential damages suffered or incurred by ECC directly) as a consequence of third party claims or actions based on:

a. 	any breach of any representation or warranty
made by AFT in this Agreement; and

b. 	any failure to perform duly and punctually
any contract agreement or undertaking on the part of AFT contained in this Agreement; and

c. 	all claims, damages, liabilities, costs and
expenses (including reasonable attorneys' fees and costs), arising out of product defects, failures, or misuse of the Licensed Technology.





SECTION 10.0

CONFIDENTIALITY

10.1	During the term of this Agreement, and for a period of five
(5) years following any
termination hereof, AFT and ECC, and any of their respective affiliates officers, employees, successors or assigns, if any, will exercise the same degree of care applied to the protection of their own proprietary information to keep confidential any and all Confidential Information disclosed to it by the other party hereunder.

10.2	The obligations of confidentiality set forth in this Section
10 shall not apply to any portion of the Confidential Information which:

a. 	is or becomes known publicly
through no fault of the receiving party; or

b. 	is learned by the receiving party
from a third party entitled to disclose it; or

c. 	is already known to the receiving
party before receipt from the disclosing party as shown by the receiving party's written records; or

d.	is independently developed by the receiving party as
shown by the receiving party's written records; or

e. 	must be disclosed under operation of law.

10.3	AFT agrees to keep and cause its employees to keep the
existence of this Agreement and the nature of ECC's obligations strictly confidential and not to disclose any information to any third party or entity, other than as required by governmental inquiry or as subpoenaed by a court of competent jurisdiction. AFT will not use, and shall keep its employees from using, ECC as a reference in marketing any Manufactured Product to any third party or entity without ECC's prior written consent.

10.4 	AFT shall maintain confidentiality agreements,
sufficient to protect the Licensed Technology, if any, and related documentation, with all of its employees, party consultants, contractors, and their respective employees. Such confidentiality agreements will be provided to ECC, upon request.

SECTION 11.0

PATENTS, COPYRIGHTS, AND OTHER PROPRIETARY RIGHTS

11.1	ECC represents and warrants that to the best of its
knowledge, the Licensed Technology does not infringe any patent, copyright, or other proprietary rights of any other person or firm in the United States or any foreign country.

11.2 In the event AFT becomes aware of any actual or threatened infringement of any of the proprietary rights of ECC or of the Licensed Technology that are related to this Agreement, AFT shall promptly notify ECC in writing. ECC shall have the right to bring, at its sole cost and expense, an action for infringement against any third party and to use AFT's name in connection therewith if necessary. AFT shall provide all necessary and reasonable assistance, other than monetary assistance, to ECC in furtherance of any infringement action.
Any award for damages received by ECC in such action shall be ECC's sole property.

11.3	     ECC hereby grants AFT the right, at AFT's sole
discretion, to prosecute any third party infringers of ECC's patents either singly or in conjunction with ECC and its attorneys.

a.	Each party shall inform the other party promptly in
writing of any alleged third party infringement, and of any available evidence of third party infringement, of any ECC patents. If at any time a third party shall infringe any ECC patent, ECC may at its discretion;

i)	obtain a discontinuance of such infringing
actions if AFT is not a named party to the lawsuit; or

ii)	institute proceedings, including the
bringing of a lawsuit, at ECC's sole expense against such infringer in its own name, or in the name of AFT and itself if AFT is a legally indispensable party, before any relevant judicial or administrative tribunal.

b.	In the event ECC fails to take steps to abate a third
party infringement of any ECC patent with respect to the Licensed Technology for which ECC exclusively supplies AFT hereunder, within three (3) months following written notice of such infringement, ECC hereby permits and authorizes AFT at AFT's option to institute such proceedings at its own expense and in ECC's name, if ECC is a legally indispensable party. If proceedings are instituted, the party who institutes such proceedings and bears the expense thereof shall control the prosecution and any settlements thereof, and the other party shall be entitled to be represented therein by counsel of its own selection at its own expense. In the event a party brings an infringement action that relates to any of the ECC patents, the other party shall cooperate fully in such action as needed.

SECTION 12.0

MISCELLANEOUS PROVISIONS

12.1  	Export.  Before exporting or re-exporting any
Licensed Technology, or any technical information, technical data (including any proprietary information) or the direct product of such technical data of either party, the receiving party must fully comply with all then current laws of the United States Office of Export Administration and other applicable U.S. governmental agencies.

12.2  	Binding Arbitration and Attorneys' Fees.  In the
event of any dispute between the parties under this agreement, both parties agree to binding arbitration from a mutually agreed upon independent third party. The prevailing party shall be entitled to recover its costs and reasonable attorneys fees therein. A prevailing party shall mean a party who receives all or substantially all of the relief sought by such party.

12.3  	Waiver.  The delay or failure of a party to
exercise any right, power, remedy, or privilege hereunder or failure to strictly enforce any breach, violation, default, provision or condition shall not impair any such right, power, remedy or privilege nor shall it constitute a waiver thereof or acquiescence thereto unless explicit written notice is provided. Any waiver, permit, consent, or approval of any kind regarding any breach, violation, default, provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. No partial waiver of any such right, power, privilege, breach, violation, default, provision, or condition on any one occasion shall preclude any other or further exercise thereof or constitute a waiver thereof or acquiescence thereto on any subsequent occasion unless clear and express notice thereof in writing is provided.

12.4  	Assignment.  Neither party shall assign this
Agreement or any of the licenses, or rights, or delegate any duties created hereunder to any person or entity without the prior written consent of the other party to a person or entity with which it has merged or which has otherwise succeeded to all or substantially all of the business and assets of the assignor, and which has assumed in writing or by operating of law its obligations under this Agreement. Any attempt of assignment or delegation without the required consent shall be void. This section is not intended to prohibit either party from reasonably subcontracting work in the course of exercising its rights or complying with its obligations pursuant to this Agreement. Notwithstanding the foregoing, ECC may delegate its responsibilities and/or assign its rights under this Agreement, in whole or in part, to any corporation that controls, is controlled by, or is subject to common ownership or control with, ECC.

12.5  	Severability.  If any provision of this Agreement
is declared invalid, illegal, or unenforceable by any tribunal, then such provision shall be reformed to the extent legally practical to accomplish the legal intent of the parties and such reformed provision shall be deemed a provision of this Agreement as though originally included herein. In the event that the provision deemed invalid, illegal or unenforceable is of such a nature that it cannot be so adjusted, the provision shall be deemed deleted from this Agreement as though the provision had never been included herein. If any provision or portion of this Agreement is held to be unenforceable or invalid, the parties agree to negotiate, in good faith, a substitute valid provision which most nearly effects the parties' intent in entering into this Agreement. In either case, the remaining provisions of this Agreement shall remain in full force and effect.

12.6  	Remedies Cumulative.  Except as explicitly
excluded or limited, all remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not exclusive or alternative and shall be in addition to all remedies given hereunder or now or hereafter existing, at law or in equity, by statute or otherwise. The election of any one or more remedies by any party shall not constitute a waiver of the right to pursue other available remedies.

12.7  	Public Announcements.  The parties shall, after
the Effective Date, make joint announcements regarding this transaction and their relationship in a mutually agreeable form and at a mutually agreeable time. Prior to such announcements, the parties agree to keep confidential and not to disclose to the public or any third party other than accountants (including auditors), bankers, investment bankers, attorneys and disclosures required by law any information regarding this matter without the prior consent of the other party.

12.8	Notices.  Notices provided for under this Agreement will be
sent in writing and will be addressed to the addresses first above written and may be served in person or sent by Certified Mail, return receipt requested. A party may change the address for notification by thirty days prior written notice to the other party.

12.9	Independent Contractor.  As between ECC and AFT, the
employees, methods, equipment, and facilities used by AFT will at all times be under its exclusive direction and control. Nothing in this Agreement will be construed to constitute AFT, or any of its employees or officers, as an agent, employee, associate, joint venture, or partner of ECC. Nor shall ECC in any way be considered an owner, officer, employee, agent, associate, joint venture, or partner of AFT.

12.10	Reservation of Rights.  A party's waiver of any of
its remedies afforded here or by law is without prejudice and will not operate to waive any other remedies which that party will have available to it.

12.11	Headings.  The headings of the provisions of this
Agreement are inserted for convenience only and will not constitute a part of this Agreement.

12.12	Applicable Law.  This Agreement will be governed
by and construed in accordance with the laws of Florida, in the United States of America, without giving effect to principles of conflict of law and the state or federal courts within Florida. The United States of America will be the only courts of competent jurisdiction.

12.13	Entirety.  This Agreement, together with the
attachments and Schedules, as they may be amended from time to time, embodies the entire understanding between AFT and ECC and there are no contracts, understandings, conditions, or representations, oral or written, with reference to the subject matter of this agreement which are not merged above. Except as otherwise specifically stated, no modification of this agreement will be of any force or effect unless: (1) reduced to writing and signed by both parties; and (2) expressly referred to as being a modification of this Agreement.

12.14	Binding Effect.  This Agreement will be binding on
and inure to the benefit of the successors and permitted assigns of the parties hereto.

12.15	Presumption.  Neither this Agreement, nor any part
hereof, shall be construed against any party hereto simply because they were the drafter of such provision(s).

12.16	Compliance with Laws.  Each party will comply with
all United States, state, and foreign laws, ordinances, and regulations properly applicable to this Agreement.

12.17	This Agreement may be signed in whole or part,
each part representing the whole.


WHEREFORE, the parties have executed this Agreement as of the date first written above.


LICENSOR:  EMISSION CONTROLS CORP

By:______________________________
     Syd Cooke, President


LICENSEE:  ADVANCED FUEL TECHNOLOGIES, INC.

By:______________________________
     Art Knadler, President
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